Exhibit 5.1

David F. Duvick SENIOR SEC COUNSEL AND ASSISTANT SECRETARY

651 250 2492 651 293 2573	370 WABASHA STREET NORTH ST. PAUL, MN 55102-1390 Dave.duvick@ecolab.com

October 30, 2014

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C.  20549

Re: Ecolab Savings Plan and ESOP for Traditional Benefit Employees

Registration Statement on Form S-8

Dear Sir or Madam:

In my capacity as Assistant Secretary of Ecolab Inc., a Delaware corporation (the “Company”), I am acting as counsel in connection with the proposed registration by the Company of 8,000,000 shares (collectively the “Shares”), of common stock, $1.00 par value per share (the “Common Stock”), in connection with the Ecolab Savings Plan and ESOP for Traditional Benefit Employees (the “Plan”), pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on October 30, 2014 (the “Registration Statement”).

In acting as counsel for the Company and arriving at the opinions expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinions expressed herein.  In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I advise you that in my opinion:

1.                                      The Company has the corporate authority to issue the Shares pursuant to the terms of the Plan.

2.                                      The Shares, when issued or transferred, delivered and paid for in accordance with the Plan, will be validly issued and, subject to any restrictions imposed by the Plan, fully paid and non-assessable.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  I express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.  In giving this consent, I do not admit that I am “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/David F. Duvick
David F. Duvick
Senior SEC Counsel and Assistant Secretary